As filed with the Securities and Exchange Commission on May 24, 2002
                                                      Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                        Constellation Energy Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)

              Maryland                                    52-1964611
       (State of Incorporation)             (I.R.S. Employer Identification No.)
          250 W. Pratt Street
          Baltimore, Maryland                               21201
(Address of Principal Executive Offices)                  (Zip Code)
                          -----------------------------

       Constellation Energy Group, Inc. Executive Long-Term Incentive Plan
                                       and
Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan
                            (Full Title of the Plans)
                          -----------------------------

                                 E. Follin Smith
                               Sr. Vice President
                               250 W. Pratt Street
                            Baltimore, Maryland 21201
                     (Name and Address of Agent for Service)
                          -----------------------------

                                  410-783-3013
          (Telephone Number, including Area Code, of Agent for Service)
                          -----------------------------

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                   Proposed                  Proposed
      Title of securities               Amount to              maximum offering          maximum aggregate        Amount of
       to be registered             be registered(1)          price per share(2)         offering price(2)    registration fee
------------------------------------------------------------------------------------------------------------------------------
         Common Stock               13,000,000 Shares               $30.18                $392,275,000          $36,089.30
    (without par value)(1)
===============================================================================================================================

(1)Pursuant to Rule 416, there is also being registered an indeterminate amount of additional shares of Common Stock as may become issuable as result of stock splits, stock dividends or similar transactions. (2) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on average of the high and low price per share Constellation Energy Group, Inc. Common Stock without par value on May 22, 2002, as reported on New York Stock Exchange.

                    ----------------------------------------

================================================================================
                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to each person eligible to participate in the Constellation Energy Group, Inc. Executive Long-Term Incentive Plan and Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan, ("Plans"), as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission under Part I of this Registration Statement or any Prospectus filed pursuant to Rule 424 under the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold. o Annual Report on Form 10-K for the year ended December 31, 2001; o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; o Current Reports on Form 8-K dated January 30, 2002, January 31, 2002 and March 19, 2002; o The description of the Common Stock, contained under the caption "Proposal No. 1, Approval of the Share
         Exchange and Formation of the Holding Company -- Capital Stock" in the Proxy Statement and Prospectus contained in Constellation Energy's Registration Statement on Form S-4 (Reg. No. 33-64799).
         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
         To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.  Description of Securities
         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

         By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the cause of action adjudicated in the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal action or proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received.

         Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

         Article Eight from the Company's Charter reads follows:

                  "(a)  (i)  The Corporation shall indemnify
                                (A) its Directors and Officers, whether serving
                  the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and
                           (B) other employees and agents, to such extent as
                  shall be authorized by the Board of Directors or the Corporation's by-laws and be permitted by law.
                        (ii) The foregoing rights of indemnification shall not
                  be exclusive of any other rights to which those seeking indemnification may be entitled.
                         (iii) The Board of Directors may take such action as is
                  necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                  (b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."

         Article V of the Company's By-Laws reads as follows:

                         "The Corporation shall indemnify all Directors,
                  Officers and employees to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

                           The indemnification and advance of expenses provided
                  by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefits of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force."


         The Directors and officers of the Registrant are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Registrant.


Item 7.   Exemption from Registration Claimed

        Not applicable.


Item 8.  Exhibits.

           Exhibit
           Number                                                Description
-------------------------------------------------------------------------------------------------------------------------

             4.1  -        Articles of Amendment and Restatement of the Charter of Constellation Energy Group,
                           Inc. as of April 30, 1999. (Designated as Exhibit No. 99.2 in Form 8-K dated April 30,
                           1999, File No. 1-1910.)

             4.2  -        Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July
                           19, 1999. (Designated as Exhibit No. 3(a) in Form 10-Q dated August 13, 1999, File
                           Nos. 1-12869 and 1-1910.)

             4.3  -        Certificate of Correction to the Charter of Constellation Energy Group, Inc., as of
                           September 13, 1999. (Designated as Exhibit No. 3(a) to the Annual Report on Form 10-K
                           for the year ended December 31, 1999, File Nos. 1-12869 and 1-1910.)

             4.4  -        Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of
                           November 20, 2001.

             4.5  -        Bylaws of Constellation Energy Group, Inc., as amended to February 25, 2002.

             4.6  -        Indenture between Constellation Energy Group, Inc. and the Bank of New York, Trustee,
                           dated as of March 24, 1999. (Designated as Exhibit No. 4(a) in Form S-3 dated March
                           29, 1999, File No. 333-75217.)

            *4.7  -        Constellation Energy Group, Inc. Executive Long-Term Incentive Plan.

            *4.8  -        Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan.

            *5.1  -        Opinion of Registrant's Counsel as to legality of the shares of Common Stock being registered.

           *23.1  -        Consent of PricewaterhouseCoopers LLP, Independent Accountants.


           *23.2  -        Consent of Registrant's Counsel (included in Exhibit 5.1).


           *24.1  -        Power of Attorney.

         *  Filed herewith

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Constellation Energy Group, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 24th day of May, 2002.


                                            CONSTELLATION ENERGY GROUP, INC.
                                                     (Registrant)

                                             By:   /s/ E. Follin Smith
                                             ----------------------------------
                                             E. Follin Smith, Sr. Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                 Title                             Date
   --------------------    ------------------------            ------------

Principal executive
officer and director:

* Mayo A. Shattuck, III    Chief Executive Officer,             May 24, 2002
                           President and Director

Principal financial
and accounting officer:


/s/ E. Follin Smith        Sr. Vice President                   May 24, 2002
---------------------------
    E. Follin Smith

Directors:


         * James T. Brady
         * Frank P. Bramble, Sr.
         * Beverly B. Byron
         * Edward A. Crooke
         * James R. Curtiss
         * Roger W. Gale
         * Freeman A. Hrabowski, III
         * Edward J. Kelly, III
         * Nancy Lampton
         * Charles R. Larson
         * Robert J. Lawless
         * Christian H. Poindexter
         * Michael D. Sullivan


* By: /s/ E. Follin Smith                                      May 24, 2002
     ---------------------------------
     E. Follin Smith, Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number                                                         Description
-----------------------------------------------------------------------------------------------------------------------

4.1               -        Articles of Amendment and Restatement of the Charter of Constellation Energy Group,
                           Inc. as of April 30, 1999. (Designated as Exhibit No. 99.2 in Form 8-K dated April 30,
                           1999, File No. 1-1910.)

4.2               -        Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July
                           19, 1999. (Designated as Exhibit No. 3(a) in Form 10-Q dated August 13, 1999, File
                           Nos. 1-12869 and 1-1910.)

4.3               -        Certificate of Correction to the Charter of Constellation Energy Group, Inc., as of
                           September 13, 1999. (Designated as Exhibit No. 3(a) to the Annual Report on Form 10-K
                           for the year ended December 31, 1999, File Nos. 1-12869 and 1-1910.)

4.4               -        Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of
                           November 20, 2001.

4.5               -        Bylaws of Constellation Energy Group, Inc., as amended to February 25, 2002.

4.6               -        Indenture between Constellation Energy Group, Inc. and the Bank of New York, Trustee,
                           dated as of March 24, 1999. (Designated as Exhibit No. 4(a) in Form S-3 dated March
                           29, 1999, File No. 333-75217.)

4.7               -        Constellation Energy Group, Inc. Executive Long-Term Incentive Plan.

4.8               -        Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan.

5.1               -        Opinion of Registrant's Counsel as to legality of the shares of Common Stock being registered.

23.1              -        Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2              -        Consent of Registrant's Counsel (included in Exhibit 5.1).

24.1              -        Power of Attorney.



=========================================================================================================================